UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: July 23, 2012

BILLMYPARENTS, INC.
A Colorado Corporation
(Exact name of registrant as specified in its charter)

COLORADO	000-27145	33-0756798
(State or other jurisdiction of	Commission file number	(IRS Employer
incorporation or organization)		Identification No.)

6190 Cornerstone Court, Suite 216
San Diego California 92121
(Address of principal executive offices)

(858) 677-0080
(Registrant’s telephone number)

(Former name, former address and former fiscal year,
if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry Into a Material Definitive Agreement

Effective July 24, 2012, the Company amended the employment agreement of its Chairman and Chief Executive Officer, Michael R. McCoy, to provide that (1) Mr. McCoy’s Base Salary shall be increased by $40,000 per year, and (2) Mr. McCoy shall be entitled to a lump sum cash payment equal to one and one-half times his annual Base Salary in the event the Company changes his title to any position below that of Chief Executive Officer.  All other terms of the Employment Agreement remain in effect.  On July 23, 2012, the Company granted to Mr. McCoy options to purchase 4,400,000 shares of the Company’s common stock.  The options vest monthly over a period of 12 months; have an exercise price of $0.43 per share; and expire 5 years after the date of grant.  This summary of the terms of the option agreement is qualified in its entirety by reference to the form of option agreement which is filed as an exhibit to this current report.

On July 23, 2012, the Company granted warrants to purchase common stock to certain Board members for their extraordinary efforts on behalf of the Company, as follows:  Isaac Blech, 5,000,000; Joseph Proto, 3,000,000; Cary Sucoff, 2,000,000; and Patrick Kolenik, 2,000,000. The warrants vest monthly over a period of 12 months; have an exercise price of $0.43 per share; include a cashless exercise option; and expire 5 years after the date of grant.  This summary of the terms of the warrant agreements is qualified in its entirety by reference to the form of warrant agreements which are filed as exhibits to this current report.

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective as of July 24, 2012, Mr. Jesse Itzler was appointed to the Company’s Board of Directors.  The following sets forth certain information concerning Mr. Itzler’s background and experience:

In 2011, Mr. Itzler founded 100 Mile Group LLC, a brand incubator and creative marketing company, which is a successor to Suite 850, LLC (founded by Mr. Itzler in 2009). Mr. Itzler serves as the managing member of 100 Mile Group.  In June 2010, Mr. Itzler co-founded PureBrands, LLC, a consumer products company featuring nutritional and dietary supplements. From 2001 through 2010, Mr. Itzler served as co-founder and vice-chairman of Marquis Jet Partners, a private aviation company. Mr. Itzler is a graduate of American University.

In connection with Mr. Itzler’s appointment to the Board, the Company agreed to grant Mr. Itzler warrants to purchase up to 2,000,000 shares of common stock at an exercise price of $0.43 per share, vesting monthly over a period of 36 months provided Mr. Itzler continues to serve on the Board, and having a term of 5 years. (This summary of the terms of the warrant agreement is qualified in its entirety by reference to the form of warrant agreement which is filed as an exhibit to this current report.)  Mr. Itzler has been named to the Company’s Compensation Committee.

Effective as of July 24, 2012, Mr. Brian Thompson was appointed to the Company’s Board of Directors.  The following sets forth certain information concerning Mr. Thompson’s background and experience:

Since 2006, Mr. Thompson has been working for Mr. John Pappajohn at Equity Dynamics, Inc., a financial consulting firm.  In his role as senior vice president, Mr. Thompson evaluates investment opportunities, performs due diligence, negotiates investment transactions, raises capital for new ventures and interacts with management teams through various board and board observer positions.  Prior to this, Mr. Thompson was the CFO and CAO for Kum & Go, LC (“KG”), a convenience retailer. Prior to KG, Mr. Thompson was the President and CFO of Astracon, Inc. of Denver, CO, a provider of connectivity intelligence OSS software for communications service providers, until its sale in 2003.  From 1995 to 2000, Mr. Thompson was a Partner and CFO of the Edgewater Private Equity Funds.  After receiving his BS/BA in accounting from the University of South Dakota in 1991, Mr. Thompson spent four years in the audit department of KPMG, LLP in San Antonio and Des Moines.

In connection with Mr. Thompson’s appointment to the Board, the Company agreed to grant Mr. Thompson warrants to purchase up to 2,000,000 shares of common stock at an exercise price of $0.43 per share, vesting monthly over a period of 36 months provided Mr. Thompson continues to serve on the Board, and having a term of 5 years.  (This summary of the terms of the warrant agreement is qualified in its entirety by reference to the form of warrant agreement which is filed as an exhibit to this current report.)  Mr. Thompson has been named to the Company’s Audit Committee.

Item 9.01

Financial Statements and Exhibits

(c)

Exhibits.

Exhibit	Description

10.68	Amendment dated July 23, 2012 to McCoy Employment Agreement
10.69	Option Agreement between Michael R. McCoy and BillMyParents, Inc.
10.70	Warrant Agreement between Isaac Blech and BillMyParents, Inc.
10.71	Warrant Agreement between Joseph Proto and BillMyParents, Inc.
10.72	Warrant Agreement between Cary Sucoff and BillMyParents, Inc.
10.73	Warrant Agreement between Patrick Kolenik and BillMyParents, Inc.
10.74	Warrant Agreement between Brian Thompson and BillMyParents, Inc.
10.75	Warrant Agreement between Jesse Itzler and BillMyParents, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BILLMYPARENTS, INC.

Dated: July 27, 2012	By: /s/ Jonathan Shultz
Jonathan Shultz
Chief Financial Officer

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